Exhibit 5.2

[LETTER HEAD OF FRASIER MILNER CASGRAIN LLP]

May 31, 2005

CASCADES INC.

404 Marie-Victorin Blvd.

Kingsey Falls, Quebec

Canada J0A 1B0

Dear Sirs:

Re:	U.S.$125,000,000 aggregate principal amount 7¼% Senior Notes due 2013 of Cascades Inc.

We have acted as Canadian counsel to Cascades Inc. (the “Company”) as well as its Canadian subsidiaries listed in Schedule A attached hereto (the “Canadian Subsidiaries”), in connection with the offer to exchange (the “Exchange Offer”) up to U.S. $125,000,000 aggregate principal amount of the Company’s 7¼% Senior Notes due 2013 (the “Exchange Notes”) that have been registered under the Securities Act of 1933 for an equal principal amount of the Company’s 7¼% Senior Notes due 2013 outstanding on the date hereof (the “Private Notes”), issued pursuant to the Indenture, dated as of February 5, 2003, as amended by the First Supplemental Indenture dated as of May 30, 2003, the Second Supplemental Indenture, dated as of December 30, 2003, the Third Supplemental Indenture, dated as of March 16, 2004, the Fourth Supplemental Indenture, dated as of July 8, 2004, the Fifth Supplemental Indenture, dated as of August 26, 2004, and the Sixth Supplemental Indenture, dated as of November 30, 2004 among the Company, as issuer, the Subsidiary Guarantors (as hereafter defined) named therein, as subsidiary guarantors, and The Bank of New York, as trustee (the “Trustee”) (as so amended, the “Indenture”).  The Private Notes are, and the Exchange Notes will be, guaranteed (each, a “Subsidiary Guarantee”) on a joint and several basis by the Company’s U.S. and Canadian subsidiaries (the “Subsidiary Guarantors”).

For the purposes of these opinions, we have examined originals and copies, certified or otherwise identified to our satisfaction of such records, certificates, resolutions, instruments, documents and papers, including corporate records, instruments and certificates of public officials, and the certificates of officers, representatives of the Company and the Canadian Subsidiaries and have made such examinations and investigations of law, as we have considered necessary or desirable as the basis for the opinions hereinafter expressed.

Our opinions herein are restricted to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable herein.

Based upon the foregoing and subject to qualifications hereinafter expressed, we are of the opinion that:

1.                                       Each of the Company and the Canadian Subsidiaries is existing and in good standing under the laws of its jurisdiction of incorporation.

2.                                       The Exchange Notes have been duly authorized by all necessary corporate action on the part of the Company and when the Registration Statement on Form F-4 and Form S-4 relating to the Exchange Offer (the “Registration Statement”) has become effective under the Securities Act of 1933 and the Exchange Notes are executed by the Company, authenticated by the Trustee in accordance with the Indenture and delivered in accordance with the terms of the Exchange Offer in exchange for the Private Notes, the Exchange Notes will have been validly executed, issued and delivered by the Company.

3.                                       The Subsidiary Guarantees of the Exchange Notes (the “Exchange Guarantees”)  of the Canadian Subsidiaries have been duly authorized by all necessary corporate action on the part of each Canadian Subsidiary, and when the Registration Statement on Form F-4 and S-4 relating to the Exchange Offer has become effective under the Securities Act of 1933 and the Exchange Guarantees of the Canadian Subsidiaries are delivered in accordance with the terms of the Exchange Offer in exchange for the Subsidiary Guarantees of the Canadian Subsidiaries of the Private Notes, the Exchange Guarantees of the Canadian Subsidiaries will have been validly executed, issued and delivered.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the references to us in the section “Description of Notes — Enforceability of Judgments” and under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Subject to all of the limitations, qualifications and assumptions set forth herein, Jones Day is hereby authorized to rely on this opinion letter in connection with its opinion letter filed as Exhibit 5.1 of the Registration Statement.

Very truly yours,

/s/ FRASIER MILNER CASGRAIN LLP

SCHEDULE A

Canadian Subsidiaries

Subsidiaries	Jurisdiction of Incorporation
3815285 Canada Inc.	Canada
3815315 Canada Inc.	Canada
6265642 Canada Inc.	Canada
Cascades Boxboard Group Inc.	Canada
Cascades Canada Inc.	Canada
Cascades Fine Papers Group Inc.	Canada
Cascades Fine Papers Group Thunder Bay Inc.	Canada
Cascades Transport Inc.	Canada
Conference Cup Ltd.	Ontario
Dopaco Canada, Inc.	Canada
Garven Incorporated	Ontario
Kingsey Falls Investments Inc.	Canada
Rabotage Lemay Inc.	Québec
Scierie Lemay Inc.	Québec
Cascades Tissue Group—Pickering Inc.	Canada